ADOMANI® and Envirotech Drive Systems Announce Closing of Merger Creating North America’s Premier Manufacturer of All-Electric Zero-Emission Class 3, 4, 5 and 6 Vehicles

Combined company brings expertise, a customer-ready product line and cost efficiency to commercial electric vehicle industry

CORONA, CA / ACCESSWIRE / March 17, 2021 / ADOMANI, Inc. (OTCQB: ADOM), (DBA Envirotech Vehicles) a provider of new zero-emission purpose-built electric vehicles and drivetrain solutions, today announced the completion of a merger with Envirotech Drive Systems, Inc. (“EVT”), North America’s first and only manufacturer of purpose-built all-electric zero-emission Class 3, 4, 5 and 6 vehicles. The company had previously announced the execution of the merger agreement in February 2021.

Adomani has acquired EVT through a share exchange transaction whereby shares of common stock of ADOMANI have been exchanged for shares of common stock of EVT. The exchange has been executed via a reverse triangular merger transaction involving a newly formed subsidiary of ADOMANI that has merged with and into EVT, with EVT surviving the merger as a wholly-owned subsidiary. EVT stockholders hold approximately 56% of the total outstanding shares of common stock of ADOMANI.

Industry pioneer Phillip Oldridge will continue to serve as CEO of Envirotech Vehicles. Mr. Oldridge is a senior executive with over 30 years of proven experience leading teams and delivering business results. He previously served as CEO of  Green Power Motor Company.

“We are excited to bring together the expertise of two industry-leading companies to launch Envirotech Vehicles into the rapidly expanding electric vehicle space,” said Mr. Oldridge.  “With this merger, Envirotech Vehicles possesses one of the most comprehensive product lines in the industry, with multiple new products under development which will help fuel the company’s growth. Additionally, our products are customer-ready and we believe cost competitive given that as a result of the merger, we

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have been able to reduce vehicle cost by eliminating a previous two-step vehicle markup process.  With these key components in place, we believe we are poised and ready to capture the surging market opportunity, as fleet truck operators convert to electric.”

Mr. Oldridge further commented, “With a capital raise of up to $23 million in place, (subject to certain conditions), to scale our business operations, Envirotech Vehicles moves forward in a strengthened position financially and remains laser-focused on driving sustainable, lasting growth. We have a clear goal of achieving operating profitability in 2022 and we believe our financial resources make this goal attainable. We are excited and ready to serve the market as Envirotech Vehicles delivers high-quality, customer-ready electric vehicles and contributes to achieving the zero-emission standards that have been publicly announced by a multitude of major commercial fleet companies.”

In connection with the merger closing, Envirotech Vehicles has reconfigured its Board of Directors, with three existing members resigning effective as of the closing, and Mr. Oldridge becoming a Director and Chairman. Michael Menerey, CFO, will remain a director, and five new directors have been appointed, four of whom were designated by EVT, satisfying the merger requirement that the new Board increase from five to seven directors.

About Envirotech Vehicles

ADOMANI, Inc. (DBA Envirotech Vehicles) is a provider of new zero-emission electric vehicles and is a provider of zero-emission electric drivetrain systems for integration in medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. Envirotech Vehicles’ zero-emission electric vehicles are focused on reducing the total cost of vehicle ownership and help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit

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www.ADOMANIelectric.com

About Envirotech Drive Systems, Inc.

Envirotech Drive Systems, Inc. has partnered with leading OEM suppliers, and utilizes proprietary systems and technology to build leading edge all-electric vehicles and drive train technology that are now both more efficient as well as more affordable than traditional combustion engines. EVT believes it will be the first to market to sell and deliver purpose-built all electric vehicles in California without requiring government subsidies. EVT sells a line of newly innovated, high quality, multi-platform electric drive systems, controllers, ancillary components, and telematics options for existing truck fleets as well as for special-purposed vehicles of all sizes. EVT systems can be retrofitted into rolling stock or integrated as OEM parts.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in  reports filed by ADOMANI, Inc. (DBA Envirotech Vehicles) with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, Envirotech Vehicles undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

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Envirotech Vehicles

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 1205
Email: mike.m@ADOMANIelectric.com

IMS Investor Relations

John Nesbett/Jennifer Belodeau

203.972.9200

Email: jnesbett@institutionalms.com

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